Exhibit 99.1
Hawthorn Bancshares Announces Third Quarter Earnings

Jefferson City, Mo. — November 14, 2014 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the third quarter ended September 30, 2014.

Net income available to common shareholders for the current quarter was $1.6 million, or $0.30 per diluted common share, compared to $2.1 million, or $0.40 per diluted common share, for the linked quarter ended June 30, 2014 and $1.6 million, or $0.30 per diluted common share, for the third quarter of 2013.

The year-to-date annualized return on average common equity was 9.69% and the annualized return on average assets was 0.65% for the current year compared with 4.79% and 0.37%, respectively, for the prior year.

On a year to date basis, the Company reported net income available to common shareholders of $5.7 million, or $1.08 per diluted common share, for 2014, compared to $2.6 million, or $0.50 per diluted common share, for 2013.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn continues to report positive earnings performance with year-to-date earnings per diluted common share more than doubling to $1.08 compared to the prior year of $0.50.   Loan demand further increased during the current quarter and average balances were 3.2% ahead of last year.  The net interest margin remained strong at 3.71% for the current quarter and net interest income for the current year was equal to the prior year in spite of the on-going low interest rate environment. Due to decreases in the Company’s historical loss rates, no loan loss provision was made for the nine months ended September 30, 2014 compared to $2 million recorded last year. Non-interest income was $1.9 million lower than the prior year  primarily due to reduced residential real estate mortgage activity and investment security gains realized in the prior year; but the variance was more than offset by a decrease of $3.8 million in other real estate and repossessed asset expenses.”

Net Interest Income
Net interest income for the quarter ended September 30, 2014 improved slightly to $10.0 million compared to $9.9 million for the linked quarter ended June 30, 2014 and $9.9 million for the same quarter in 2013.  Average loans increased $9.0 million from the linked June 2014 quarter and $26.6 million, or 3.2%, from the prior year quarter which contributed to the continued strong net interest margin for the current quarter of 3.71% versus 3.70% for the June 2014 quarter and 3.74% for the September 2013 quarter.

Non-Interest Income and Expense
Non-interest income for the three months ended September 30, 2014 was $2.3 million compared to $2.2 million for the June 2014 quarter and $2.4 million for the same period in 2013. The improvement over the linked quarter was primarily due to a $0.1 million increase in combined real estate servicing income and mortgage loan sales resulting from increased loan sales volume during the quarter. For the nine months ended September 30, 2014, non-interest income was $6.6 million compared to $8.5 million for the prior year.  The $1.9 million decrease was primarily due to a $.3 million, or 6.1%, decrease in service charge income, a $1.3 million decrease in combined real estate servicing fees and mortgage loan sales income resulting primarily from the significant decrease in refinancing activity during the current year and $.6 million of securities gains recognized last year.

Non-interest expense for the three months ended September 30, 2014 was $9.9 million compared to $8.8 million for the June 2014 quarter and $10.0 million for the third quarter 2013. The increase from the linked quarter was primarily due to increases in salary and benefits of $.6 million, $.2 million in other real estate expenses, and $.2 million in other noninterest expenses.  Compared to the prior year quarter, salaries and benefits were $.7 million higher while other real estate expense decreased $.9 million due to lower losses recognized on foreclosed assets during the current year.  For the nine months ended September 30, 2014, non-interest expense was $27.4 million versus $31.2 million for the prior year.  The $3.8 million decrease, or 12.2%, resulted primarily from a $3.8 million decrease in other real estate expense due to reduced foreclosed asset levels and related expenses; a $.5 million decrease in processing expenses due to renegotiated contract pricing with the Company’s core processing provider; and partially offset by an increase in salaries expense of  $0.9 million.

Allowance for Loan Losses
The Company’s level of non-performing loans was 4.15% of total loans at September 30, 2014, compared to 4.36% at June 30, 2014 and 4.21% at December 31, 2013.   During the quarter ended September 30, 2014, the Company recognized net charge-offs of $0.1 million compared to $0.7million for the second quarter of 2014 and $1.1 million for the third quarter of 2013.  For the nine months ended September 30, 2014, the Company recorded $1.7 million in net charge offs which were $.9 million less than the same period last year. The Company did not record a loan loss provision during the current quarter and has not recorded any loan loss provision expense for the nine months ended September 30, 2014 compared to $2 million provided to the allowance for loan losses during last year.  The allowance for loan losses at September 30, 2014 was $12.0 million, or 1.40% of outstanding loans and 33.68% of non-performing loans. At December 31, 2013, the allowance for loan losses was $13.7 million, or 1.63% of outstanding loans and 38.84% of non-performing loans. The allowance for loan losses represents management’s best estimate of probable losses contained in the loan portfolio and is commensurate with risks in the loan portfolio as of September 30, 2014.

Financial Condition
Comparing September 30, 2014 balances with December 31, 2013, total assets increased $16.4 million to $1.156 billion. The largest driver in asset growth was loans, net of allowance for loan losses, increasing 2.8% to $849.0 million driven by increasing loan demand. Total deposits increased $8.2 million to $964.7 million and Federal Home Loan Bank advances increased $11.0 million. During the same period, stockholders’ equity increased 8.3% to $80.5 million or 7.0% of total assets. The total risk based capital ratio of 15.68% and the leverage ratio of 9.18% at September 30, 2014, respectively, far exceed minimum regulatory requirements of 8.00% and 3.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000

Statement of income information:	Three Months Ended September 30, 2014	June 30, 2014	September 30, 2013
Total interest income	$11,196	$11,125	$11,298
Total interest expense	1,240	1,278	1,433
Net interest income	9,956	9,847	9,865
Provision for loan losses	0	0	0
Noninterest income	2,313	2,183	2,447
Noninterest expense	9,899	8,811	9,972
Pre-tax income	2,370	3,219	2,340
Income taxes	802	1,121	771
Net income	1,568	2,098	1,569
Dividends & accretion on preferred stock
issued to U.S. Treasury	0	0	0
Net income available to common shareholders	$1,568	$2,098	$1,569
Earnings Per Common Share:
Basic:	$0.30	$0.40	$0.30
Diluted:	$0.30	$0.40	$0.30

	Nine Months Ended
Statement of income information:	September 30, 2014	September 30, 2013
Total interest income	$33,284	$34,436
Total interest expense	3,827	5,027
Net interest income	29,457	29,409
Provision for loan losses	0	2,000
Noninterest income	6,582	8,543
Noninterest expense	27,417	31,188
Pre-tax income	8,622	4,764
Income taxes	2,969	1,519
Net income	5,653	3,245
Dividends & accretion on preferred stock
issued to U.S. Treasury	0	615
Net income available to common shareholders	$5,653	$2,630
Earnings Per Common Share:
Basic:	$1.08	$0.50
Diluted:	$1.08	$0.50

Key financial ratios:	September 30, 2014	June 30, 2014	September 30, 2013
Return on average assets (YTD)	0.65%	0.71%	0.37%
Return on average common equity (YTD)	9.69%	10.75%	4.79%

	September 30, 2014	June 30, 2014	December 31, 2013
Allowance for loan losses to total loans	1.40%	1.42%	1.63%
Nonperforming loans to total loans	4.15%	4.36%	4.21%
Nonperforming assets to loans and foreclosed assets	5.51%	5.68%	5.87%
Allowance for loan losses to nonperforming loans	33.68%	32.53%	38.84%

Balance sheet information:	September 30, 2014	June 30, 2014	December 31, 2013
Loans, net of allowance for loan losses	$848,952	$845,311	$825,828
Investment securities	210,218	219,615	209,986
Total assets	1,156,526	1,170,544	1,140,122
Deposits	964,705	988,450	956,471
Total stockholders’ equity	80,521	79,525	74,380

Book value per common share	$15.38	$15.19	$14.21
Market price per common share	$13.75	$12.52	$11.68

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Bruce Phelps Chief Financial Officer TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.